Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

Abaxis Declares Quarterly Cash Dividend

Union City, California – November 3, 2015 – The Board of Directors of Abaxis, Inc. (NasdaqGS: ABAX), has declared a cash dividend of $0.11 per common share. The dividend will be payable on December 17, 2015 to all shareholders of record at the close of business on December 3, 2015.

Abaxis’ previous quarterly dividend of $0.11 per common share was paid on September 17, 2015. Future dividends will be subject to approval by our Board of Directors.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.